Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

May 27, 2008

John Q. Public

123 Main Street

Anywhere, XXXXXXX US

If you have a new address please list below:

Please include your email address:

I WANT TO RECEIVE THE iPATH CURRENCY KIT. YES.

iPATH® ETN BENEFITS

Cost efficiency1

Daily exchange liquidity

Continuous pricing

Definable performance

GET YOUR iPATH CURRENCY KIT TODAY.

From the Euro to the Yen, find the currency solution that’s right for you.

The Currency Kit includes:

The Basics of Currency Brochure ICI Product Strategy Brief

Product Info Sheets iPath Product List

1 iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

Detach this form and mail. Please make sure mailing information is correct.

John Q. Public

123 Main Street

Anywhere, XXXXXXX US

PO Box 940145

Plano, TX 75094-0145

www.iPathETN.com

Prsrt Std

US Postage

Paid

San Leandro, CA

Permit #311

FPO

( ICI )

(ERO)

(GBB)

(JYN)

iPATH

BARCLAYS

Prsrt Std

US Postage

Paid

San Leandro, CA

Permit #311

OUR CURRENCY IS CHOICE.

OUR OFFERING IS

FOUR MAJOR CURRENCY ETNs.

iPATH

iPath® from Barclays offers a suite of Exchange Traded Notes (ETNs) for the currency market that deliver convenient, cost-efficient single and multi-currency exposure:

iPath® Optimized Currency Carry ETN (ICI) iPath® GBP/USD Exchange Rate ETN (GBB)

iPath® EUR/USD Exchange Rate ETN (ERO) iPath® JPY/USD Exchange Rate ETN (JYN)

Multi-Currency Snapshot: ICI

Provides access to a diversified, long/short multi-currency strategy that offers:

A low correlated source of portfolio return

A lower-volatility means of investing in currency as an asset class

Diversified FX exposure in the absence of a directional view on individual currencies

For more information on how to help your clients tap into the largest, most liquid market in the world in a convenient and cost-effective way, request your free Currency Kit with the attached card, call us at 1-877-76- iPATH (1-877-764-7284) or visit www.ipathETN.com/currencies.

Single Currency Snapshot: JYN, GBB, ERO

Can be used to:

Express a directional view on

an individual currency

Implement a tactical currency trade

Hedge currency exposure

CHOOSE THE CURRENCY SOLUTION THAT’S

RIGHT FOR YOUR INvESTMENT IDEAS.

iPATH

BARCLAYS

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.

An investment in iPath ETNs linked to the performance of the Barclays Intelligent Carry IndexTM is subject to risks associated with fluctuations, particularly a decline, in the value of the index. Because the carry trade involves investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies, the success of the index strategy, the level of the index and the market value of the securities will depend on the exchange rates and interest rates applicable to the index constituent currencies. If the applicable exchange rates or interest rates move against the direction targeted by the index strategy, the level of the index, and the market value of the securities, will decline. Factors that may contribute to volatile fluctuations in the index include exchange rates applicable to the index constituent currencies, interest rates applicable to the constituent currencies, the prevailing interest rate environment, and global or regional economic, financial, political, regulatory, geographical or judicial events that affect exchange rates and interest rates.

Barclays Intelligent Carry IndexTM and the USD Intelligent Carry IndexTM are trademarks of Barclays Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.

© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 6830-iP-0508

Not FDIC Insured • No Bank Guarantee • May Lose Value

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